Exhibit 2.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ROYALTYTRADERS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of RoyaltyTraders LLC, a Delaware limited liability company (the “Company”) is entered into effective as of October 11, 2024 by SAJA LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”) and as the initial manager of the Company (a “Manager”). The Member and the Manager agree as follows:

1. The Limited Liability Company.

1.1 Formation. The Company was originally formed as a limited liability company by the filing of certificate of formation under the Delaware Limited Liability Company Act (the “Act”). The name of the Company shall be RoyaltyTraders LLC and the Company shall do business under such other trade names as the Manager shall determine from time to time.

1.2 Certificate of Formation. A certificate of formation that complies with the requirements of the Act have been properly filed with the Delaware Secretary of State. In the future, the Manager shall execute such further documents and take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation and operation of a limited liability company in all states and counties where the Company elects to carry on its business.

1.3 Purpose. The purpose and business of the Company shall be to carry out any and all activities as may be determined by the Manager and as may legally be exercised by a limited liability company under the Act.

1.4 Principal Office; Agent. The principal office of the Company shall be as on record with the Delaware Secretary of State, unless and until changed by the Manager. The Company’s initial registered office and the name of the registered agent at such address are as set forth in the Certificate of formation. The registered office and registered agent may be changed from time to time by the Manager by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

1.5 Sole Member. The Member is the sole member of the Company.

1.6 Supersedes Prior Agreements. This Agreement amends and restates in its entirety and supersedes the Limited Liability Company Agreement of the Company dated March 28, 2021 and all other prior limited liability company agreements of the Company in any form.

2. Capital Contributions. The Member may in its discretion, but shall not have any obligation to, contribute any additional capital to the Company. Capital contributions shall be expended in furtherance of the business of the Company. All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions.

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3. Distributions.

3.1 Generally. Subject to Sections 3.2 and 3.3, the Company may make distributions to the Member at such times and in such amounts as the Manager may determine. The Member shall be entitled to 100% of all distributions.

3.2 Liquidating Distributions. All distributions made in connection with the liquidation of the Company, shall be made only after:

(a) first, paying the debts and liabilities of the Company and the expenses of liquidation; and

(b) next, establishing such reserves as the Manager, acting as liquidator (in accordance with Article 8) reasonably may deem necessary for any contingent liabilities of the Company.

3.3 Limitation on Distributions. No distribution shall be made to the Member pursuant to this Article 3 to the extent that such distribution would: (i) cause the Company to be insolvent; (ii) render the Company liable for a return of such distribution under applicable law; or (iii) violate any applicable law or any agreement to which the Company is a party.

4. Allocation of Profit and Loss. Profits or losses of the Company shall be determined for each Company fiscal year and for such other periods as may be required. All profits and losses of the Company shall be allocated to the Member.

5. Management, Actions, Limitation of Liability and Indemnification.

5.1 Management.

(a) Authority. Management of the Company shall be vested in one or more Manager. Except for situations in which the approval of the Member is expressly required by this Agreement or by non-waivable provisions of applicable law, each Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business, including to execute and deliver any instrument or document such Manager deems appropriate to such authority, and including, in particular, all such decisions and actions related to the acquisition, ownership, operation, management and disposition of the Property. The number of Managers shall be not less than one, as may be determined from time to time by the Member. The Company initially shall have one Manager, who initially shall be SAJA LLC. Each Manager shall hold office until such Manager resigns or is removed, but in no instance shall there be less than one Manager. Managers shall be appointed by the written consent of the Member and may be removed by written consent of the Member. No Manager shall have an exclusive duty to the Company, and no Manager shall have any duties to the Company (including without limitation any duties to refrain from dealing with the Company in the conduct or winding up of its business as or on behalf of a party having an interest adverse to the Company or competing with the Company) other than as required by non-waivable provisions of applicable law.

(b) Manager’s Expenses. A Manager shall be entitled to reimbursement by the Company for reasonable out-of-pocket costs incurred on behalf of the Company.

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(c) Officers. The Manager may appoint officers of the Company that may include, but shall not be limited to, a chief executive officer, president, chief financial and operations officers, vice presidents, secretary and treasurer. The Manager may delegate its day-to-day management responsibilities to any such officers, and such officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Manager. Each officer shall hold office at the pleasure of the Manager and until his or her successor shall have been duly elected and qualified, unless sooner removed. Each officer may be removed at any time by the Manager. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Manager. The Manager may also be an officer.

5.2 Actions of Member and Manager. All Company actions and consents to be taken by the Member or a Manager pursuant to this Agreement may be communicated or reflected electronically (including, without limitation, by email) or in writing, and no action need be taken at a formal meeting.

5.3 Limitation of Liability/Indemnification.

(a) Limitation of Liability. No Member, Manager or officer of the Company shall be liable, in damages or otherwise, to the Company for any act or omission performed or omitted to be performed by it pursuant to the authority granted to such Member, Manager or officer of the Company by this Agreement or by the Act unless such act or omission was a violation of its obligations of good faith and fair dealing.

(b) Indemnification.

i. To the fullest extent permitted by the laws of Delaware, the Company shall indemnify and hold harmless the Member, each Manager, and each officer of the Company (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Member, Manager or officer of the Company at the time any such liability or expense is paid or incurred.

ii. Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid (or caused to be paid) by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be), that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder or is not entitled to such expense reimbursement.

iii. The indemnification provided by Section 5.3(b)(i) hereof shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement or vote of the Member or Manager, as a matter of law or otherwise, both (A) as to action in the Indemnitee’s capacity as a Member or as a Manager or as an officer of the Company, and (B) as to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee and shall not be deemed to create any rights for the benefit of any other persons.

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iv. Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Member shall not be subject to personal liability by reason of these indemnification provisions.

v. The Company may purchase and maintain insurance on behalf of one or more Indemnitees and other persons against any liability that may be asserted against, or expense that may be incurred by, any such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

vi. An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

6. Transfers. No transfer of any interest in the Company shall be effective for any purpose whatsoever until the transferee assumes the transferor’s obligations to the extent of the interest transferred and agrees to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Member.

7. Term. The Company shall continue until dissolved by any of the following events:

(a) the written consent of the Member; or

(b) any other event causing dissolution of a limited liability company under the Act.

8. Dissolution and Termination.

8.1 Liquidation. Upon the dissolution of the Company, the Manager shall act as liquidator to wind up the Company. As such, the Manager shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner.

8.2 Statement of Dissolution. Upon the completion of the distribution of Company assets as provided in Article 3, the Company shall be terminated and the Manager, acting as liquidator, shall file a statement of dissolution and shall take such other actions as may be necessary to terminate the Company.

9. General Provisions.

9.1 Amendment. This Agreement may be amended by written instrument executed by the Member and delivered to the Manager.

9.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature page follows.]

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In witness whereof, the Member and the Manager have executed this Agreement to be effective as of the date first above written.

MEMBER:

SAJA LLC,
a Delaware limited liability company

By:	/s/ Sean Peace
Sean Peace, Manager

By:	/s/ Alex Guiva
Alex Guiva, Manager

MANAGER:

SAJA LLC,
a Delaware limited liability company

By:	/s/ Sean Peace
Sean Peace, Manager

By:	/s/ Alex Guiva
Alex Guiva, Manager

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